News Release

Artio Global Investors Inc.

Artio Global Investors Inc. Announces September Month-End Assets Under Management; Third Quarter 2011 Results to be Released on October 27, 2011

New York – (BUSINESS WIRE) – October 12, 2011 – Artio Global Investors Inc. (NYSE: ART) (the “Company”) today reported preliminary month-end assets under management of $34.3 billion as of September 30, 2011, compared to $40.4 billion as of August 31, 2011.

Third Quarter 2011 Results Conference Call Information

The Company plans to announce its results for the third quarter of 2011 on Thursday, October 27, 2011, in a news release to be issued at approximately 7:00 a.m. Eastern Time.  The news release will also be available in the Investor Relations section of the Company’s website at www.ir.artioglobal.com.

The Company will host a conference call at 8:00 a.m. Eastern Time that day to discuss the results.  The call will be open to the public and can be accessed by dialing 1-888-680-0860 (callers inside the U.S.) or +1-617-213-4852 (callers outside the U.S.).  The number should be dialed at least ten minutes prior to the start of the call.  The passcode for the call will be 15606585.  A simultaneous webcast of the call (on a listen-only basis), as well as an audio replay, will be available at www.ir.artioglobal.com.

To pre-register for the conference call please use the following link: https://www.theconferencingservice.com/prereg/key.process?key=P36G6GC7L

About Us

Artio Global Investors Inc. is the indirect holding company of Artio Global Management LLC (“Artio Global”), a registered investment adviser that actively invests in global equity and fixed income markets, primarily for institutional and intermediary clients. Headquartered in New York, Artio Global has offices in Los Angeles, Toronto, London and Sydney.

Best known for International Equity, Artio Global also offers a select group of other equity and fixed income strategies, including Global Equity, a series of US Equity strategies, High Grade Fixed Income, High Yield and Local Emerging Markets Debt. Access to these strategies is offered through a variety of investment vehicles, including separate accounts, commingled funds and mutual funds.

Since 1995, our investment professionals have built a long-term track record by taking an unconventional approach to investing. Based on a philosophy of style-agnostic investing across a broad range of opportunities, we have consistently pursued a global approach that we believe provides critical insights, thereby adding value for clients over the long-term.

For more information, please visit www.artioglobal.com.

Investors:	Media:
Peter Sands	Neil Shapiro
Head of Investor Relations	Intermarket Communications
+1 212 297 3891	+1 212 754 5423
ir@artioglobal.com	nshapiro@intermarket.com